ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into on this 31st day of December, 2009.

BY AND BETWEEN:

W.G. CHASE LLC, a limited liability company incorporated pursuant to the laws of Delaware with an office located at 1021 North Sepulveda Boulevard, Suite G, Manhattan Beach, California 90266; (the “Seller”);

AND:

GOLFERS INCORPORATED, a company incorporated pursuant to the laws of Nevada with an office located at 1021 North Sepulveda Boulevard, Suite G, Manhattan Beach, California 90266; (the “Buyer”);

WHEREAS, Seller is the owner of certain assets used in connection with the operation of a full service golf advertising, marketing and sales agency known as The Golf Agency (the “Business”):

WHEREAS, Buyer desires to purchase and Seller desires to sell and transfer certain tangible and intangible properties and assets, including, but not limited to all rights to the fictitious name “The Golf Agency” (the “Assets”) as set forth on Schedule A, attached hereto, relating the Business which constitute substantially all of the assets of Seller pursuant to the terms and conditions set forth herein;

WHEREAS, all of the members of the Seller (collectively, the “Members”) have given their signed written consent to action approving this Agreement;

WHEREAS, the Seller and the Buyer are mutually desirous of setting forth in writing all of the terms and conditions whereby the aforementioned purchase and sell of the Assets shall take place:

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual promises and covenants hereinafter set forth and the mutual benefits to Buyer and Seller to be derived herefrom, it is agreed between Buyer and Seller as follows:

1.  SALE OF ASSETS

Subject to the terms and conditions set forth herein, Seller shall sell, assign, convey, transfer and set over to Buyer, and Buyer shall purchase, assume and accept from Seller, free and clear of any and all liens, claims, encumbrances, liabilities, obligations, security interests and debts, full and complete title to the Assets. The Assets are all of the Assets necessary to enable Buyer to operate the Business. At Closing (as defined herein), Seller shall deliver to Buyer all of the Assets and any assignments related to the Assets in order for Buyer to continue operation of the Business.

2.  LIABILITIES.

Except as provided in Schedule B, attached hereto, Buyer does not hereby and shall not at any time assume any liabilities or obligations related to the Assets or the Business or any liabilities or obligations of Seller of any nature whatsoever and, pursuant to Section 6.1, Seller hereby expressly agrees to indemnify and hold harmless Buyer from any and all such liabilities and obligations discussed in this Section 2.

3.  PURCHASE PRICE.

As consideration for the Assets being purchased hereby Buyer shall pay $10.00 to Seller and issue ______________________ shares of Buyer’s common stock to each of Stephen V. Abram and Michael F. Abram (or an aggregate of ______________________ shares).

4.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.

Seller hereby represents, warrants, and covenants to Buyer as of the date hereof and at the Closing as follows and acknowledges and confirms that Buyer is relying on such representations, warranties and covenants in connection with the purchase of the Assets:

4.1  EXISTENCE/AUTHORIZATION. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power to own and operate its properties and the Assets and to carry on the Business as it is now being conducted. Seller is duly qualified as a limited liability company to do business and is in good standing in each jurisdiction in which the nature and location of the Business and the Assets makes qualification necessary.

4.2  CORPORATE POWER. Seller has full corporate power, capacity and authority to enter into, execute and deliver this Agreement and such other agreements and instruments to be executed and delivered by it pursuant hereto, to carry out and perform its obligations under this Agreement and any agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of Seller to authorize it to enter into, execute, deliver and perform this Agreement and such other agreements, instruments and transactions contemplated hereby have been duly and properly taken.

4.3  BINDING OBLIGATION. This Agreement has been duly executed and delivered by Seller and constitutes, and such other agreements and instruments contemplated hereby when duly executed and delivered by Seller will constitute, legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations of Seller hereunder and thereunder.

4.4  CONSENTS/APPROVALS, NO CONFLICT. All consents and approvals of governmental and other regulatory authorities and of other parties required to be received by or on the part of Seller to enable it to enter into and carry out this Agreement and the transactions contemplated hereby have been obtained. Without limiting the foregoing, Seller has made all such filings and submissions which may be required under applicable law for Seller to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby will (i) violate or conflict with any of the provisions of the organizational documents of Seller; or (ii) violate or constitute a default under any note, bond, mortgage, indenture, contract, agreement, license or other instrument or any order, judgment or ruling of any governmental authority to which Seller is a party or by which any of its properties are bound. No other consent, approval, license, permit, or authorization of, or registration, declaration or filing with, any state or federal court, administrative agency or commission or other governmental authority or instrumentality, or of any other third party, is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.5  TITLE TO ASSETS. Seller has good, valid and marketable title to all of the Assets, free and clear of all mortgages, liens, pledges, charges, security interests, actions, claims, demands or Other encumbrances of any nature whatsoever or however arising. No person, firm, corporation or other entity has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from Seller of any of the Assets. The performance by Seller of its obligations hereunder will vest in the Buyer good and marketable title in and to the Assets, free and clear of any and all mortgages, liens, pledges, charges, security interests, actions, claims, demands or other encumbrances.

4.6  CUSTOMER INFORMATION. At the Closing, Seller shall deliver to Buyer files containing complete and accurate customer lists and customer databases used by or for Seller (the “Customer Information”) as of the Closing. The Customer Information will set forth the name and address of all of Seller’s customers as of the date of the Closing.

4.7  INTELLECTUAL PROPERTY. At the Closing, Seller shall deliver to Buyer all rights (or licenses) with respect to any patent, design, trade mark, trade name, copyright or other industrial or intellectual property currently owned (or licensed) and employed by the Seller and related to the Business. Seller has exclusive or non-exclusive rights to licenses to use all intellectual property that Seller does not own, which are related to the Business. All such licenses to use are included in the Assets. Consent is, or may be, required to assign Seller’s rights in such licenses to Buyer. To the extent available to Seller, Seller shall use reasonable efforts to cause all such licenses to be assigned to Buyer.

4.8  RECORDS AND SYSTEMS. All data and information of the Business are recorded, stored, maintained or operated or otherwise held by Seller, are included in the Assets, and are not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of Seller.

4.9  EMPLOYMENT MATTERS. Seller is not a party to any written or oral employment, service or pension agreement with respect to the Business or the Assets. Seller has not made any agreements with any labor union or employee association nor made commitments to the same with respect to the Business or the Assets, and Seller is not aware of any current attempts to organize or establish any new or fresh labor union or employee association with respect to the Business or the Assets. All salaries, bonuses commissions and other remunerations or other payments of any kind or description, if any, due to any employees of the Business prior to the date hereof, will be paid by Seller to the total exoneration of Buyer.

5.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

Buyer hereby represents, warrants and covenants to Seller as of the date hereof and at the Closing as follows and acknowledges and confirms that Seller is relying on such representations, warranties and covenants in connection with the sale of the Assets:

5.1  EXISTENCE/AUTHORIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has the corporate power to own and operate its properties and to carry on its business as it is now being conducted. Buyer is duly qualified, or is in the process of so qualifying, as a corporation to do business and is in good Standing, or is in the process of obtaining good standing, in each jurisdiction in which the nature and location of its business or assets makes qualification necessary.

5.2  CORPORATE POWER. Buyer has full corporate power, capacity and authority to enter into, execute and deliver this Agreement and such other agreements and instruments to be executed and delivered by it pursuant hereto, to carry out and perform its obligations under this Agreement and any agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of the Buyer to authorize it to enter into, execute, deliver and perform this Agreement and such other agreements, instruments and transactions contemplated hereby have been duly and properly taken.

5.3  BINDING OBLIGATION. This Agreement has been duly executed and delivered by Buyer and constitutes, and such other agreements and instruments when duly executed and delivered by Buyer will constitute, legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations of Buyer hereunder and thereunder.

5.4  CONSENTS/APPROVALS, NO CONFLICT. All consents and approvals of governmental and other regulatory authorities and of other parties required to be received by or on the part of Buyer to enable it to enter into and carry out this Agreement and the transactions contemplated hereby have been obtained. Without limiting the foregoing, Buyer has made all such filings and submissions, which may be required under applicable law for Buyer to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (i) violate or conflict with any of the provisions of the organizational documents of Buyer; or (ii) violate or constitute a default under any note, bond, mortgage, indenture, contract, agreement, license or other instrument or any order, judgment or ruling of any governmental authority to which Buyer is a party or by which any of its properties are bound. No other consent, approval, license, permit, or authorization of, or registration, declaration or filing with, any state or federal court, administrative agency or commission or other governmental authority or instrumentality, or of any other third party, is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

6.  INDEMNIFICATION.

6.1  INDEMNIFICATION BY SELLER. Seller hereby agrees to indemnify and defend and hold harmless Buyer and each of Buyer’s affiliates, directors, officers, shareholders, employees and agents and successors and assigns (collectively, the “Buyer Indemnified Persons”) against any and all

(a) claims, actions or suits which may be made or instituted against Buyer, or losses, liabilities, damages or expenses (including reasonable legal fees and expenses) suffered or incurred by Buyer, to the extent arising from any breach of any representation, warranty or covenant of the Seller contained in this Agreement; and

(b) losses, liabilities, claims, damages or expenses (including reasonable legal fees and expenses) suffered or incurred by Buyer to the extent arising from Seller’s conduct of the Business or use of the Assets prior to the Closing;

PROVIDED, HOWEVER, that Seller shall not be liable hereunder to the extent such liability is the result of a material breach by Buyer of Buyer’s obligations under this Agreement or a Buyer Indemnified Person’s gross negligence, fraud or willful misconduct. In addition, Seller hereby agrees to indemnify Buyer and the Buyer Indemnified Persons against all liability for reasonable legal, accounting and other fees and expenses directly attributable to any such indemnification.

6.2  INDEMNIFICATION BY BUYER. Buyer hereby agrees to indemnify and defend Seller and hold harmless Seller and each of Seller’s affiliates, directors, officers, shareholders, employees and agents and successors and assigns (collectively, the “Seller Indemnified Persons”) against any and all

(a)  claims, actions or suits which may be made or instituted against Seller, or losses, liabilities, damages or expenses (including reasonable legal fees and expenses) suffered or incurred by Seller, to the extent arising from any breach of any representation, warranty or covenant of Buyer contained in this Agreement; and

(b)  losses, liabilities, claims, damages or expenses (including reasonable legal fees and expenses) suffered or incurred by Seller to the extent arising from Buyer’s conduct of the Business or use of the Assets after the Closing;

PROVIDED, HOWEVER, that Buyer shall not be liable hereunder to the extent that such liability is the result of a material breach by Seller of Seller’s obligations under this Agreement or a Seller Indemnified Person’s gross negligence, fraud or willful misconduct. In addition, Buyer hereby agrees to indemnify Seller and the Seller Indemnified Persons from and against all liability for reasonable legal, accounting and other fees and expenses directly attributable to any such indemnification.

6.3  PROCEDURES RELATING TO INDEMNIFICATION.

(a) Promptly after receipt by a person seeking indemnification pursuant to Section 6.1 or Section 6.2 of this Agreement (an “Indemnified Party”) of written notice of any investigation, claim, proceeding or other claim, action or suit in respect of which indemnification is being sought (each, a “Claim”), the Indemnified Party promptly shall notify the party against whom indemnification pursuant to Section 6.1 or Section 6.2 of this Agreement is being sought (the “Indemnifying Party”) of the commencement thereof;

PROVIDED, HOWEVER, that the failure to give or delay in giving such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure or delay. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as soon as practicable following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Claim. In providing notice to the Indemnifying Party, the Indemnified Party acknowledges its responsibility to provide said notice as promptly as possible in order that the Indemnifying Party shall be able to engage counsel and to submit appropriate answers to any Claim within the time period required by law.

(b) If a Claim is made against an Indemnified Party, the Indemnifying Party shall assume the defense thereof with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. The Indemnified Party may participate in the defense of such Claim;

PROVIDED, HOWEVER, that the Indemnifying Party will not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with such defense subsequent to the assumption thereof by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. All of the parties hereto shall cooperate in the defense or prosecution of any Claim. Such cooperation shall include retaining and (upon the Indemnifying Party’s written request) providing to the Indemnifying Party records and information which are reasonably relevant to such Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without the Indemnifying Party’s prior written consent.

7.  DURATION OF REPRESENTATIONS. The representations, warranties, covenants and indemnities in this Agreement and in any other document delivered in connection herewith shall survive the Closing of this Agreement and notwithstanding the Closing and regardless of any investigations by or on behalf of any of the parties with respect thereto, shall continue in full force and effect for the benefit of the respective parties, the Seller Indemnified Persons and the Buyer Indemnified Persons.

8.  CONFIDENTIAL INFORMATION.

Each party agrees to maintain as confidential all information which is delivered to it by the other and agrees further not to disclose the same to any third party whatsoever or use any such information for any purpose except in connection with the implementation of the undertakings of the parties described herein.

9.  CLOSING. The Closing of this Agreement and the transactions contemplated hereby shall take place at the offices of Seller at 1021 North Sepulveda Boulevard, Suite G, Manhattan Beach, California 90266, and shall occur on the date first written above.

10.  ANCILLARY DOCUMENTS AND RELATED ACTIONS OR CONDITIONS PRECEDENT TO CLOSING.

(a) The obligation of Buyer to consummate the transactions contemplated herein and to perform its obligations hereunder on or prior to the Closing is, at the option of Buyer, subject to the following conditions, any or all of which may be waived by Buyer in whole or in part at or prior to the Closing:

(i) no action or proceeding shall have been instituted or threatened or claim or demand made against Buyer and/or Seller before any court or other governmental body, seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the transactions contemplated hereby, or which, if adversely determined to Buyer and/or Seller, might have a material adverse effect on the Assets or the Business, operations or prospects of Buyer or Seller; and

(ii)  Seller shall deliver to Buyer a certificate of a managing member of Seller stating the names and percentages of membership interests owned by the Seller’s members, reconciling between such names as filed with the State of Delaware or with any other State, jurisdiction or administrative body, and stating that the transactions contemplated hereby have been approved by Seller’s managing members and that the Seller’s members have approved the sale of substantially all of Seller’s assets to Buyer in accordance with the laws under which Seller is organized and Seller’s organizational documents.

(b)  The obligation of Seller to consummate the transactions contemplated herein and to perform its obligations hereunder on or prior to the Closing is, at the option of the Seller, subject to the following conditions, any or all of which may be waived by Seller in whole or in part at or prior to the Closing:

(i)      no action or proceeding shall have been instituted or threatened or claim or demand made against Buyer and/or Seller before any court or other governmental body, seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the transactions contemplated hereby; or which, if adversely determined to Buyer and/or Seller, might have a material adverse effect on the Assets or the Business, operations or prospects of Buyer or Seller; and

(ii)     Buyer shall deliver to Seller a certificate of an officer of Buyer stating that the transactions contemplated hereby have been approved by Buyer’s board of directors.

(iii)    If within thirty (30) days prior to June 30, 2010 (the “Rescission Date”), the Company has not raised at least $150,000 (the “Funding”) in an offering of its Common Stock, the Seller may provide the Buyer with at least fifteen (15) days prior written notice of the Seller’s intent to rescind this Agreement ab initio, and, provided that the Funding is not achieved within thirty (30) days after the Rescission Date and the Seller has provided prior written notice in accordance with this Section 10(b)(iii), this Agreement shall be so rescinded. For example, if the Funding is not achieved as provided in this Section 10(b)(iii) on May 31, 2010, the Seller may provide the Buyer with written notice during the period beginning on May 31, 2010 and ending on June 15, 2010 of the Seller’s intent to rescind this Agreement as provided in this Section 10(b)(iii). If after providing such notice, the Funding is not achieved on or before July 30, 2010, then this Agreement shall be treated as rescinded ab initio as of the Rescission Date.

11.  MISCELLANEOUS PROVISIONS.

11.1   FURTHER ASSURANCES. Each party hereto agrees to execute and deliver such other documents, agreements or instruments and take such further action as may be reasonably requested by any other party hereto for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

11.2  FEDERAL AND STATE TAXES. The Seller shall be liable for all federal and/or state income, capital gain, excise, sales or other tax applicable to the sale of any of the Assets of the Business. The Seller and the Buyer shall complete all prescribed forms and related documents in such manner as is prescribed for purposes of any such taxes that are payable in respect of the purchase and sale of the Assets. The Seller agrees that it will file any elections in the manner and within any time limits prescribed by law and provide the Buyer with written evidence of such filing. Notwithstanding the elections referred above, the Seller expressly agrees that it shall indemnify and hold harmless the Buyer and its directors, officers, employees and representatives from and against any and all assessments which may be made against the Buyer or its directors, officers, employees and representatives by the federal or any state taxation authorities regarding the application of any income, capital gain, excise, sales or other tax applicable to the sale of the Assets of the Business hereunder. The Buyer agrees to give notice to the Seller of any such assessments or claims within such time so as not to materially prejudice the ability of the Seller to contest same.

11.3  NOTICES. Any notices required or permitted hereunder shall be sufficiently given if in writing and personally delivered, by telecopy and confirmed by telephone, or by internationally recognized overnight courier, addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

(a)  If to the Seller to:

Mr. Stephen V. Abram
1021 North Sepulveda Boulevard, Suite G
Manhattan Beach, California 90266

(b)  If to Buyer to:

Mr. Michael F. Abram
1021 Norm Sepulveda Boulevard, Suite G
Manhattan Beach, California 90266

All such notices shall be effective upon the earlier of receipt, date of confirmation, or, in the case of registered mail, seven (7) days after depositing in the mail, postage prepaid, return receipt requested and addressed as shown above.

11.4  ENTIRE AGREEMENT. This Agreement (including the Schedules attached hereto) represents the entire understanding and agreement between the parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the parties hereto. This Agreement supersedes all prior agreements, understandings and arrangements, whether written or oral, between the parties hereto and their affiliates.

11.5  SUCCESSORS AND ASSIGNS; BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except as otherwise provided below, their respective successors and assigns. Nothing contained in this Agreement or in any of the Schedules hereto is intended to create any rights in any person or entity (other than Seller Indemnified Persons and the Buyer Indemnified Persons) that is not a party to this Agreement and no person or entity (other than Seller Indemnified Persons and the Buyer Indemnified Persons) shall be deemed to be a third party beneficiary hereof or thereof.

11.6  SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7  APPLICABLE LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to the principles thereof relating to conflicts of law. The parties hereto consent to the jurisdiction of the courts of the State of California and the United States of America.

11.8 EXPENSES. Except as otherwise provided herein, the parties hereto shall pay their own respective fees and expenses, including without limitation, attorneys’ fees. Notwithstanding the foregoing, in the event that Seller commences legal action to recover any amounts owed hereunder, Buyer shall pay all professional fees and expenses, including without limitation, attorneys’ fees and expenses.

11.9 SEVERABILITY. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement and the parties agree that the part or parts of this Agreement so held to be illegal, invalid, void or unenforceable will be deemed to have been stricken herefrom by the parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

11.10  PUBLICITY. None of the parties hereto shall issue any press release or make any other public statement or announcement relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties hereto to the contents and the manner of presentation and publication thereof. Notwithstanding the foregoing, after the Closing Buyer may issue, or authorize the Issuance of any such release, statement or announcement as it reasonably deems appropriate.

11.11  COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument This Agreement may be executed by telecopied signatures with the same effect as original signatures.

11.12  SCHEDULES. All Schedules referenced herein are incorporated herein by reference and shall be initialed by both parties in order to be deemed an integral part of this Agreement. The contents of such Schedules are deemed to be disclosures to Buyer by Seller. In the event that any Schedule provided for herein is incomplete or has not been prepared by Seller and attached hereto as of the execution and delivery of this Agreement, it shall be a condition precedent to Closing that such Schedule shall be in form and substance reasonably satisfactory to Buyer.

IN WITNESS WHEREOF, the undersigned Seller and Buyer have caused this Agreement to be duly executed as of the date first above written.

“SELLER”	“BUYER”

W.G Chase LLC	Golfers Incorporated

/s/ Stephen V. Abram	/s/ Michael F. Abram
Stephen V. Abram, Managing Member	Michael F. Abram, President

SCHEDULE A

LIST OF ASSETS

SELLER	BUYER

SCHEDULE B

LIABILITIES

SELLER	BUYER